As filed with the Securities and Exchange Commission on August 15, 2019

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MESA AIR GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	85-0302351
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

410 North 44th Street, Suite 700
Phoenix, Arizona	85008
(Address of Principal Executive Offices)	(Zip Code)

Mesa Air Group, Inc. 2019 Employee Stock Purchase Plan

(Full title of the plan)

Brian S. Gillman

Executive Vice President and General Counsel

Mesa Air Group, Inc.

410 North 44th Street, Suite 700

Phoenix, Arizona  85008

(602) 685-4000

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Gregory R. Hall

DLA Piper LLP (US)

2525 E. Camelback Road, Suite 1000

Phoenix, Arizona 85016

(480) 606-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share[2]	Proposed maximum aggregate offering Price[2]	Amount of registration fee
Common stock, no par value per share	500,000	$6.24	$3,120,000	$378.14

(1)

Represents shares of common stock, no par value per share, of Mesa Air Group, Inc. reserved for issuance under the Mesa Air Group, Inc. 2019 Employee Stock Purchase Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended , this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)

The proposed maximum aggregate offering price of the common stock was calculated based upon the market value for shares of the common stock in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sales prices per share reported by The Nasdaq Global Select Market on August 12, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Mesa Air Group, Inc. (the “Registrant ”) will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the Commission on December 20, 2018;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2018, filed with the Commission on February 13, 2019;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the Commission on May 15, 2019;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, filed with the Commission on August 14, 2019;

(e)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 31, 2019, February 5, 2019, April 11, 2019, May 13, 2019, and August 9, 2019;

(f)

The description of the Registrant’s securities contained in the Registration Statement on Form 8-A, filed with the Commission on August 9, 2018, including any amendments or reports filed for the purpose of updating such description; and

(g)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the documents referred to in (a) above.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Inapplicable.

Item 5.	Interests of Named Experts and Counsel.

Inapplicable.

Item 6.	Indemnification of Directors and Officers.

Nevada law provides that our directors and officers will not be individually liable to us, our shareholders or our creditors for any damages for any act or omission of a director or officer other than in circumstances where the presumption that the director or officer acted in good faith and with a view to the interests of the Registrant has been rebutted, and it is proven that the director or officer breaches his or her fiduciary duty to us or our shareholders and such breach involves intentional misconduct, fraud or a knowing violation of law.

Nevada law also allows a corporation to indemnify officers and directors for actions for which a director or officer either would not be liable pursuant to the limitation of liability provisions of Nevada law or where he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, in the case of an action not by or in the right of the Registrant and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Our second amended and restated articles of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by Nevada law. We have entered into, and expect to continue to enter into, agreements to indemnify our directors as determined by our Board of Directors. We have entered into, and in the future may enter into, indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions under Nevada law. In addition, as permitted by Nevada law, our second amended and restated articles of incorporation include provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from certain breaches of fiduciary duties as a director or officer. The effect of these provisions is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for acts or omissions not in good faith or in a manner which he or she did not reasonably believe to be in or not opposed to our best interest if, subject to certain exceptions, the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or knowing violations of law. We are also authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions in our second amended and restated articles of incorporation, amended and restated bylaws and indemnification agreements may discourage shareholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. These provisions may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, these provisions do not limit or eliminate our rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or officer’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under federal securities laws. At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 7.	Exemption from Registration Claimed.

Inapplicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on August 6, 2018)
5.1	Opinion of DLA Piper LLP (US)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signatures page to this Registration Statement)
99.1	Mesa Air Group, Inc. 2019 Employee Stock Purchase Plan

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act , each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on August 15, 2019.

MESA AIR GROUP, INC.

By:	/s/ Brian S. Gillman
Name:	Brian S. Gillman
Title:	Executive Vice President and General Counsel

POWER OF ATTORNEY

The officers and directors of Mesa Air Group, Inc. whose signatures appear below hereby constitute and appoint Jonathan G. Ornstein, Michael J. Lotz and Brian S. Gillman, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned this Registration Statement on Form S-8, and any amendment or amendments hereto, and each of the undersigned does hereby ratify and confirm all that each attorney and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title	Date
/s/ Jonathan G. Ornstein Jonathan G. Ornstein	Chairman and Chief Executive Officer (Principal Executive Officer)	August 15, 2019
/s/ Michael J. Lotz Michael J. Lotz	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 15, 2019
/s/ G. Grant Lyon G. Grant Lyon	Director	August 15, 2019
/s/ Ellen N. Artist Ellen N. Artist	Director	August 15, 2019
/s/ Mitchell I. Gordon Mitchell I. Gordon	Director	August 15, 2019
/s/ Dana J. Lockhart Dana J. Lockhart	Director	August 15, 2019
/s/ Spyridon Skiados Spyridon Skiados	Director	August 15, 2019
/s/ Harvey W. Schiller Harvey W. Schiller	Director	August 15, 2019